Exhibit 5.1

Mayer Brown LLP 700 Louisiana Street Suite 3400 Houston, TX 77002-2730 United States of America T: +1 713 238 3000 F: +1 713 238 4888 mayerbrown.com
December 9, 2020

Board of Directors Evolution Petroleum Corporation 1155 Dairy Ashford Road, Suite 425 Houston, Texas 77079
RE:    Form S-8 Registration Statement of Evolution Petroleum Corporation
Evolution Petroleum Corporation 2016 Equity Incentive Plan (the “Plan”)
Gentlemen:
We have acted as counsel for Evolution Petroleum Corporation, a Nevada corporation (the “Company”), in connection with the referenced Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, and covering 2,500,000 shares of the Company’s common stock, $0.001 par value per share (the “Shares”), that may be purchased under the Plan.
As counsel to the Company, we have examined originals or copies certified to our satisfaction of the Company’s Articles of Incorporation, as amended and supplemented, the Amended Bylaws, resolutions of the Company’s Board of Directors and such other Company records, instruments, certificates and documents and such questions of law as we considered necessary or appropriate to enable us to express this opinion. As to certain facts material to our opinion, we have relied, to the extent we deem such reliance proper, upon certificates of public officials and officers of the Company. In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of photostatic copies.
Based upon and subject to the foregoing and to the assumptions, limitations and conditions set forth herein, we are of the opinion that, the Common Stock, when issued and delivered in accordance with the Plan, will have been legally issued, fully paid and non-assessable.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are experts within the meaning of Section 11 of the Act or within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC.
We are admitted to practice law in the State of Texas, and we express no opinion as to matters under or involving any laws other than the laws of the State of Nevada.
This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or any other person, or any other document or agreement involved with issues addressed herein. We assume no obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein.

Mayer Brown is a global services provider comprising an association of legal practices that are separate entities including
Mayer Brown LLP (Illinois, USA), Mayer Brown International LLP (England), Mayer Brown (a Hong Kong partnership)
and Tauil & Chequer Advogados (a Brazilian partnership).
739087718.2

Mayer Brown LLP

December 9, 2020

This opinion is furnished in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.
Very truly yours,
/s/ Mayer Brown LLP
MAYER BROWN LLP
739087718.2